Exhibit 10.9

21/F, Sugar+ 25, 31 Sugar Street, Causeway Bay

Service Agreement

This Service Agreement (the “Agreement”) is made and effective as of 6 February 2023 by and between:

Voltage X whose registered office is at 21/F, Sugar+ ,25-31 Sugar Street, Causeway Bay, Hong Kong (the “Agency”) and

London Square Hong Kong Limited, a limited liability company incorporated in accordance with the laws of Hong Kong, and whose registered office is located at One York Road, Uxbridge, UB8 1RN, UK (the “Client”)

Project Lead	Job Description	Contract period
Sam Ling	PR & Digital Marketing Retainer Service	21 March 2023 to 20 September 2023 (6 Months)

Scope of Work Contract Period: 21 March 2023 to 20 September 2023 (6 Months)	Service Fee
London Square Hong Kong Monthly Retainer Service
1) PR Services - KOL Management (talent hiring fee to be quoted separately) - In-house Event Organisation (including lining up media/ speakers for seminars)

2) Digital Marketing Services

- Overall Social Media Account Management 6 x FB/IG posts and IG stories per month

2 IG reels post per month (Lifestyle)

Monthly content calendar plan and content development 5 static images & 1 slideshow video included

Bilingual copywriting (ENG & CHI)

Community management (message enquiry handling)

HK$39,000/ Month (6 months contract)
- Social Post Ad Boosting Platforms: Facebook & Instagram Ad set development and ad targeting Daily performance monitoring and optimization *Suggested engagement budget: HK$500-1,000 per post	Remarks: 15% handling charge on final ad boosting budget
- Monthly Performance Report
- eDM content development & design x 2 per month in bilingual (ENG/CHI)
Remarks * Non-listed items and 3rd party cost will be quoted separately
Potential Services

1) Lead Generation Ad Campaign

Lead generation ad development

2 static ad creatives and 1 video ad creative (up to 1 min) Ad set development and ad targeting

Bilingual ad copywriting in EN & TC

Daily performance monitoring and optimization

Lead updates two times a day at 12:00PM & 6:00PM HKT Campaign duration: 14 – 30 days

One-off campaign performance report

*Suggested ad budget: HK$10,000+

HK$15,000/ campaign Remarks: 15% handling charge on final ad boosting budget

Voltage X is a trading name of Xact Digital Limited. Xact Digital Limited is registered in the

Hong Kong Special Administrative Region of the People’s Republic of China with CR No.3075740.

21/F, Sugar+ 25, 31 Sugar Street, Causeway Bay

2) Always-On Ad Campaign (Digital branding)

Always-on ad development 1 static ad creative

Bilingual ad copywriting in EN & TC

Daily performance monitoring and optimization Lead updates one time a day at 6:00PM HKT

Ad period: 7 – 14 days

One-off ad performance report

*Suggested ad budget: HK$5,000+

HK$5,000/ campaign Remarks: 15% handling charge on final ad boosting budget

Terms & Conditions:

Billing and Payment Terms:

Total service fee is $210,000 and will be billed to Client in 6 instalments.

1.   Payments can be made by cheque to Xact Digital Limited.

Bank Name: The Hongkong and Shanghai Banking Corporation Limited (HSBC)

SWIFT Code: HSBCHKHHHKH

Bank Code: 004

Account Number: 741-517262-838

2. Payment can also be made through bank transfer. Please kindly provide a receipt after the transaction is made.

We expect payment to be made within 14 days against all invoices. Agency shall kickstart this contract upon receiving the first instalment payment. Payment shall be paid upon the due date listed in the monthly invoice to start the work for each month. Outstanding payment will be charged an additional 2% per week. (Late payments less than 7 days will still be counted as 1 week).

Agency has the right to on hold services in this contract if payment is overdue for more than 30 days. Services shall assume upon receiving the outstanding payment. Agency is not responsible for the potential negative impact / delay of the project it might cause (if any) due to the pause of the service.

Financial Arrangements

Any professional work beyond the Scope of Work outlined in this quotation will be negotiated separately. No work will begin without the Client’s prior approval.

Out-of-pocket expenses

Out-of-pocket expenses (with Client’s prior approval) will be billed as actually incurred and shall include, but not be limited to stationery materials, translation, postage, messenger/courier and faxes, local taxi travel only for event(s) finishing after 11pm.

Third-Party Expenses

Upon mutual agreement, whenever third-party suppliers are engaged and Coco Alexandra PR & Events is responsible for the final quality control and invoice processing, we will charge the industry standard of 15% service fee on the supplier’s invoice. In purchasing materials or services on your behalf, and subject always to your prior written consent, Coco Alexandra PR & Events will act as an agent and may state this relationship in contracts.

Confidentiality

We acknowledge that all information, documentation and other material provided to us by Client or otherwise obtained by Agency in connection with this Agreement and all reports generated by Agency for Client hereunder are highly valuable, confidential and material to the interest, business and affairs of Client. In that regard, Agency agrees to treat all Confidential information, whether oral or written and whether already furnished, or hereafter provided to the Agency or any of its directors, officers, employees, agents or representatives, confidentially. Agency shall not disclose such information without the prior consent of the Client except if the disclosure is required by law, regulation or another compulsory process.

Confidential information shall not include information that is already in the possession of Agency or becomes available to Agency on a non-confidential basis from a source other than Client, provided, in each case, that such information is not known by Agency to be subject to another confidentiality agreement with, or other obligation of secrecy to, Client; or becomes generally available to the public other than as a result of a disclosure by Agency or any of its Representatives.

21/F, Sugar+ 25, 31 Sugar Street, Causeway Bay

Approval and Authority

The Agency will acquire written approval by the Client of all drafts, proofs or estimates before proceeding to publication and/or before entering into any contracts with suppliers.

The Agency shall be required to first obtain the Client’s authorization and approval prior to circulating any news releases or press kits as well as other information and documentation pertaining to Client and/or Trade Secrets.

Publication

After the information has been issued to any third party, following approval by the client, its use is no longer under the Consultant’s control. The Consultant cannot guarantee the use of any information or materials by a publication or other media, nor when anything is published or broadcast that because of editing or misquotation it will be completely accurate. However, the Consultant agrees that it shall be fully responsible if any inaccurate or damaging use of information or material relating to the Client arises from any negligent act or omission of the Consultant.

The Client agrees that in so issuing information, the Consultant is acting solely as the agent of the Client for the specific brand/label – London Square Hong Kong Limited (Client)

Further Conditions

Consultant quotes the Client for PR and Events consulting services. The Consultant will perform the services described in the scope of work. Consultant invoices to and receives payment from Client. The Client is to approve any other major out-of-pocket expenses or anything above HKD$300 per item. In all cases where the Consultant buys the products or services of external suppliers on the Client’s behalf (e.g. graphics, printing or photography, audiovisual, signage) Consultant will bill the Client at a standard 15% over cost with the Client’s prior approval unless the suppliers are contracted to bill the Client directly and the products/services are paid directly by the Client and unless the work quoted is within the scope of this agreement. Client to provide ONE sole point of contact with whom the PR team will liaise on all PR-related matters.

Entire Agreement

This Agreement represents the entire agreement between the parties and supersedes any previous communications, representations or agreements in respect to the subject matter thereof. No change, addition or modification of any part of the terms or conditions herein shall be valid or binding on either party unless in writing and signed by an authorized representative of both parties.

Governing Law

This Agreement is made and shall be construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region, applicable to contracts made and to be performed entirely therein.

Copyright

Ownership of photos, concepts and any other intellectual property developed under this Agreement shall transfer from PR to Client only after full payment of the final invoice.

Kill Fee Schedule & Termination

Upon written notification, the Client has the right to terminate this contract with a Letter of Agreement. The terminating party must give 60 days notice for the contract to be terminated.

Voltage X is a trading name of Xact Digital Limited. Xact Digital Limited is registered in the

Hong Kong Special Administrative Region of the People’s Republic of China with CR No.3075740.

21/F, Sugar+ 25, 31 Sugar Street, Causeway Bay

Signed for and on behalf of Voltage X	Accepted and agreed by London Square Hong Kong Limited

/s/ Naomi Minegishi
Sam Ling	Naomi Minegishi
Business Development Director	International Sales Manager
Voltage X	London Square Hong Kong Limited

Date: 23rd Feb 2023	Date: